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                                                                Exhibit 10.6



                                PNC BANK CORP.
                       1994 ANNUAL INCENTIVE AWARD PLAN


1.  GENERAL PURPOSE OF PLAN

    The PNC Bank Corp. 1994 Annual Incentive Award Plan is designed to assist PNC Bank Corp. and its Subsidiaries in attracting, retaining and providing incentives to Eligible Employees and to promote the identification of their interests with those of the Corporation's shareholders by providing for the payment of Incentive Awards subject to the achievement of specified Performance Goals.

2.  DEFINITIONS

    Terms not otherwise defined herein shall have the following meanings:

    2.1. "Award Period" means the calendar year, except to the extent the Committee determines otherwise.

    2.2.  "Board" means the Board of Directors of the Corporation.

    2.3.  "Code" means the Internal Revenue Code of 1986, as amended.

    2.4. "Committee" means the committee appointed by the Board to establish and administer the Plan as provided herein. Unless otherwise determined by the Board, the Personnel and Compensation Committee of the Board shall be the Committee.

    2.5. "Corporation" means PNC Bank Corp. and its successors and assigns and any corporation which shall acquire substantially all of its assets.

    2.6.  "Covered Employee" means a "covered employee" within the meaning of
Section 162(m) of the Code.

    2.7.  "Eligible Employee" means an employee described in Section 4 hereof.

    2.8. "Incentive Award" means a contingent award made to a Participant that, subject to Section 5.3 hereof, entitles the Participant to a cash payment equal to such Participant's Target Award for an Award Period, as increased or decreased to reflect the relative level of attainment of Performance Goals established by the Committee for an Award Period and such other factors as the Committee may determine.

    2.9. "Participant" means any Eligible Employee who receives an Incentive Award under the Plan for an Award Period.

    2.10. "Performance Goals" means (a) earnings per share, (b) return on average equity in relation to a peer group (the "Peer Group") of bank holding companies or other entities designated by the Company (c) return on average assets in relation to the Peer Group, or (d) such other performance goals as may be established by the Committee which may be based on earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, reductions in non-performing assets, return on assets, equity or investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be particular to a Participant or the division, department, branch, line of business, Subsidiary or other unit in which the Participant works, or may be based on the performance of the Corporation generally, and may cover such period as may be specified by the Committee.





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    2.11.  "Plan" means the PNC Bank Corp. 1994 Annual Incentive Award Plan.

    2.12. "Subsidiary" means a corporation of which at least 50% of the total combined voting power of all classes of stock is owned by the Corporation, either directly or through one or more other Subsidiaries.

    2.13. "Target Award" means the dollar amount to be paid to a Participant if the Committee determines that the Corporation has achieved the target Performance Goals established by the Committee for an Award Period. A Participant's Target Award shall in no event exceed the greater of: (a) 100% of a Participant's base salary as of the later of (i) the first day of the applicable Award Period, or (ii) the date of grant of the Incentive Award; or
(b) the total dollar amount of the Participant's base salary during the Award Period. The amount actually paid to a Participant pursuant to an Incentive Award shall be based upon the Participant's Target Award, as adjusted to reflect the relative level of attainment of the Performance Goals established by the Committee and such other factors as the Committee may determine.

3.  ADMINISTRATION

    The Plan shall be administered by the Committee. The Committee shall have plenary authority, in its discretion, to determine the terms of all Incentive Awards, including, without limitation, the Eligible Employees to whom, and the time or times at which, awards are made, the amount of a Participant's Target Award, the Award Period to which each Incentive Award shall relate, the actual dollar amount to be paid pursuant to an Incentive Award, the Performance Goals to which payment of awards will be subject, and when payments pursuant to Incentive Awards shall be made (which payments may, without limitation, be made during or after an Award Period on a deferred basis or in installments). In making such determinations, the Committee may take into account the nature of the services rendered by the respective Eligible Employees, their present and potential contributions to the success of the Corporation and its Subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. Subject to the express provisions of the Plan, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may, in its discretion, authorize the Chief Executive Officer of the Corporation to act on its behalf, except with respect to matters relating to such Chief Executive Officer.

4.  ELIGIBILITY

    Incentive Awards may be granted only to salaried employees of the Corporation or a Subsidiary.

5.  INCENTIVE SHARE AWARDS; TERMS OF AWARDS; PAYMENT

    5.1. The Committee shall, in its sole discretion, determine which Eligible Employees shall receive Incentive Awards. For each Award Period with respect to which the Committee determines to make Incentive Awards, the Committee shall by resolution establish one or more Performance Goals applicable to such awards, the Target Award of each award, and the other terms and conditions of the awards. Such Performance Goals and other terms and conditions shall be established by the Committee in its sole discretion as it shall deem appropriate and in the best interests of the Corporation.

    5.2 After the end of each Award Period for which the Committee has granted Incentive Awards, the Committee shall determine the extent to which the Performance Goals established by the Committee for the Award Period have been achieved and shall authorize the Corporation to make Incentive Award payments to Participants in accordance with the terms of the awards. If the achievement of applicable Performance Goals is below the minimum level specified by the Committee, no Incentive Award payments shall be made to Participants. In no event shall the amount paid to a Participant in accordance with the terms of an Incentive Award by reason of Performance Goal achievement in excess of target levels, or for any other reason, exceed the Participant's Target Award amount by more than 50%. Unless otherwise determined by the Committee, no Incentive Award payments shall be made to a Participant unless the Participant is employed by the Corporation or a Subsidiary as of the date of payment.


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    5.3  The Committee may at any time, in its sole discretion, cancel an
Incentive Award or reduce or eliminate the amount payable pursuant to the terms of an Incentive Award without the consent of a Participant.

    5.4 Incentive Award payments shall be subject to applicable federal, state and local withholding taxes and other applicable withholding in accordance with the Corporation's payroll practices as from time-to-time in effect.

6.  TRANSFERABILITY

    Incentive Awards shall not be subject to the claims of creditors and may not be assigned, alienated, transferred or encumbered in any way other than by will or pursuant to the laws of descent and distribution.

7.  TERMINATION OR AMENDMENT

    The Board may amend, modify or terminate the Plan in any respect at any time without the consent of Participants.

8.  EFFECTIVENESS OF PLAN AND AWARDS

    The Plan and Incentive Awards granted hereunder shall be void ab initio unless the Plan is approved by a vote of the Corporation's shareholders at the first shareholders' meeting of the Corporation following adoption of the Plan by the Board.

9.  EFFECTIVE DATE; TERM OF THE PLAN

    The Plan shall be effective as of January 1, 1994. Unless sooner terminated by the Board pursuant to Section 7, to the extent necessary to ensure that Incentive Award payments made to Covered Employees may be deductible for federal income tax purposes, the Plan shall terminate as of the date of the first meeting of the Corporation's shareholders occurring during 1999, unless the term of the Plan is extended and reapproved at such shareholders' meeting. No Incentive Awards may be awarded under the Plan after its termination. Termination of the Plan shall not affect any Incentive Awards outstanding on the date of termination and such awards shall continue to be subject to the terms of the Plan notwithstanding its termination.


10. INDEMNIFICATION OF COMMITTEE

        In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, each of the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Incentive Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding to the maximum extent permitted by law.

11. GENERAL PROVISIONS

        11.1. The establishment of the Plan shall not confer upon any Eligible Employee any legal or equitable right against the Corporation or any Subsidiary, except as expressly provided in the Plan.

        11.2. The Plan does not constitute an inducement or consideration for the employment of any Eligible Employee, nor is it a contract between the Corporation, or any Subsidiary and any Eligible Employee. Participation in the Plan shall not give an Eligible Employee any right to be retained in the employ of the Corporation or any Subsidiary.

        11.3. Nothing contained in this Plan shall prevent the Board or Committee from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

        11.4. The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Pennsylvania.


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